UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 5, 2015

QLT Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 250, Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported, on January 5, 2015, QLT Inc. (the “Company”) announced that Glen Ibbott was appointed as the Company’s Vice President, Finance effective January 5, 2015 and as Interim Chief Financial Officer effective as of January 26, 2015 and in connection therewith entered into an employment agreement with Mr. Ibbott, dated January 5, 2015 (the “Employment Agreement”).  On November 5, 2015, the Company entered into an amendment (the “Amendment”) to the Employment Agreement, pursuant to which Mr. Ibbott’s title was changed to Senior Vice President, Finance and Chief Financial Officer. Mr. Ibbott continues to be considered the Company’s “principal financial officer” and “principal accounting officer” for SEC reporting purposes.

The Amendment also increased Mr. Ibbott’s base salary to Cdn$300,000 per annum and his target cash incentive compensation payment to 40% of his base salary under the Company’s annual cash incentive compensation program.  Mr. Ibbott’s severance upon termination without cause was amended to require 6 months’ notice or pay in lieu thereof equal to 6 months of base salary, plus one additional month of notice or severance per year of service, up to a maximum of twelve months.  Severance pay is in respect of base salary only.  The foregoing description of the Amendment is qualified entirely by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description
10.1	Amendment to Employment Agreement between QLT Inc. and Glen Ibbott, dated November 5, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC.

	By:	/s/ Geoffrey F. Cox
	Name:	Geoffrey F. Cox
	Title:	Interim Chief Executive Officer

Date: November 12, 2015

Exhibit List

Number	Description
10.1	Amendment to Employment Agreement between QLT Inc. and Glen Ibbott, dated November 5, 2015